State of Delaware
Secretary of State
Division of Corporations
Delivered 11:52 AM 11/06/2013
FILED 11:23 AM 11/06/2013
SRV 131276910 - 5427636 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is SIERRA MADRE MINING, Inc.
- **Second:** Its registered office in the State of Delaware is to be located at 16192 Coastal Highway Street, in the City of Lewes County of Sussex Zip Code 19958. The registered agent in charge thereof is Harvard Business Services, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is 3,000,000,000 shares (number of authorized shares) with a par value of 0.0000010000 per share.
- **Fifth:** The name and mailing address of the incorporator are as follows:
  Name Joseph Lacome
  Mailing Address 6932 Newman Blvd.
  Kyle, TX Zip Code 78640
- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 11th day of November, A.D. 20 13.

BY: [signature]
(Incorporator)

NAME: JOSEPH LACOME
(type or print)